News Release

Contact:Diana McSweeney
Symetra Financial
(425) 256-6167
diana.mcsweeney@symetra.com

Symetra Announces Departure of Patrick McCormick

BELLEVUE, Wash.—(Oct. 22, 2010)—Symetra Life Insurance Company today announced that Patrick B. McCormick, senior vice president of National Accounts, has decided to leave the company. He will serve in a transitional role until Nov. 30, 2010.

McCormick began his Symetra career in 1985 as a life insurance specialist. He worked his way through the management ranks of the Individual Life department and has spent the past 11 years leading Symetra’s sales and distribution team.

“Pat has built a rich legacy of achievement at Symetra, but he will be remembered most as a great team builder, coach and trusted business partner,” said Tom Marra, Symetra president and chief executive officer. “We will miss Pat’s leadership and good nature, and we wish him every success in the next chapter of his career.”

Rich LaVoice, executive vice president of Life and Retirement Sales, will assume McCormick’s responsibilities for national account management until a replacement is named.

About Symetra

Symetra Life Insurance Company is a subsidiary of Symetra Financial Corporation (NYSE: SYA), a diversified financial services company based in Bellevue, Wash. In business since 1957, Symetra provides employee benefits, annuities and life insurance through a national network of benefit consultants, financial institutions, and independent agents and advisors. For more information, visit www.symetra.com.